Exhibit 23.1
We hereby consent to the references to Houlihan Smith & Company, Inc. (“Houlihan”) and to our valuation report dated November 3, 2008 (our “Report”) relating to the estimation of fair value of certain auction rate securities held by MasTec, Inc. (the “Company”) as of September 30, 2008, including the use of information contained within our Report, for the purpose of the incorporation by reference of such information from the Company’s Form 10-Q for the quarter ended September 30, 2008 into the following Registration Statements: Form S-3 Nos. 333-153854, 333-142083, 333-133252, 333-46067 and Form S-8 Nos. 333-139996, 333-112010, 333-105781, 333-105516, 333-38940, 333-38932, 333-77823, 333-47003, and 333-30647.
We also consent to the reference to our firm under the caption “Experts” in the above-referenced Registration Statements.
/s/ Houlihan Smith & Company, Inc.
Houlihan Smith & Company, Inc.

November 3, 2008